Exhibit 23.1

The Board of Directors and Stockholders

Max Capital Group Ltd.:

We consent to the incorporation by reference in the registration statements (No. 333-151211, No. 333-150660, No. 333-131951, and No. 333-69092) on Forms S-8 of Max Capital Group Ltd. of our reports dated February 19, 2009, with respect to the consolidated balance sheets of Max Capital Group Ltd. as of December 31, 2008 and 2007, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Max Capital Group Ltd.

/s/ KPMG
Hamilton, Bermuda
February 19, 2009